Exhibit 10.5

[**] Confidential Treatment Requested

March 18, 2002

Mr. Steve Majerus
Vice President, Secondary Marketing
E-Loan, Inc.
5875 Arnold Road
Dublin, California 94568

SS# [ ** ] / CCID# [ ** ]

Dear Steve:

This letter shall serve as the first supplement (the "Commitment Supplement") to the GMAC-Residential Funding ("GMAC-RFC") Master Commitment dated as of October 23, 2001 by and between GMAC-RFC and E-Loan, Inc. All other terms and conditions of the GMAC-RFC Master Commitment not amended in the Commitment Supplement shall remain in full force and effect.

The terms and conditions of this Commitment Supplement are as follows:

Term:

Is the earlier of (i) the expiration of 4 months from the date of this Commitment Supplement, July 18, 2002 or (ii) deliver to E-Loan, Inc. by GMAC-RFC of an updated version of Assetwise able to support a simple interest qualification of Debt To Income.

PRODUCT, PROGRAM and UNDERWRITING VARIANCES:

15-YEAR INTEREST ONLY BALLOON GOAL LINE EXCEPTION:

(Goal Line)

GMAC-RFC will purchase Home Equity products (Goal Line Home Equity Lines of Credit Only) which were originated using a single repository credit score and meet the eligibility requirements described in the GMAC-RFC Client Guide except as set forth in the attached Exhibit H.

Future Amendments:

GMAC-RFC and E-Loan, Inc. agree to notify each other when issues arise that are not addressed in this Commitment Supplement. Any amendments to this Commitment Supplement must be mutually agreed upon in writing.

Termination:

GMAC-RFC may at any time in the exercise of its sole discretion terminate E-Loan, Inc.'s right to sell loans to GMAC-RFC under this Commitment Supplement with 30 days written notice by GMAC-RFC to E-Loan, Inc. GMAC-RFC may from time to time in the exercise of its sole discretion modify or supplement any of the program criteria or requirements effective immediately upon notice by GMAC-RFC to E-Loan, Inc.

Confidentiality:

GMAC-RFC and E-Loan, Inc. each agree that the specific terms and provisions of this Commitment Supplement are confidential except as required by law or as may be reasonably necessary to be disclosed in connection with the sale or securitization of loans sold to GMAC-RFC by E-Loan, Inc.

Commitment Offer Expiration Date:	This agreement may be cancelled at GMAC-RFC's option if an executed copy is not received on or before March 27, 2002.

We look forward to our continued relationship with E-Loan, Inc. If the terms of this commitment supplement letter are agreeable with you, please so indicate by executing both of the enclosed copies, return one original to GMAC-RFC on or before the date indicated above, and retain the other original for your records.

Sincerely,

/ss

Lori Zaloumis
Sales Director

AGREED AND ACCEPTED BY:
E-LOAN, INC.

SIGNATURE: /s/ Steven M. Majerus

NAME: Steven M. Majerus

TITLE: S.V.P. Capital Markets

DATE: 4/29/02

EXHIBIT H

Commitment Supplement Dated 3/18/02

E-Loan, Inc.

15-Year Interest Only Balloon Goal Lines Only Exception

GMAC-RFC will purchase Home Equity products (Goal Line Home Equity Lines of Credit ONLY) which were originated using a single repository credit score and meet the eligibility requirements described in the GMAC-RFC Client Guide except as set forth below:

General Eligibility Requirements

Exceptions to:

1. GMAC-RFC's Credit Scoring Requirements: as stated in the Client Guide section 4, page 4.3, Sub-Section 430

2. Exception to GMAC-RFC's Selecting the Credit Score: as stated in the Client Guide Section 4 page 4.3 Sub-Section 431

[ ** ]

[**] Confidential Treatment Requested